SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
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                 BETWEEN HI-PRO PRODUCTION, LLC, AS SELLER, AND
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          ROCKY MOUNTAIN GAS, INC., AS BUYER, DATED DECEMBER 18, 2003
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     THIS  SECOND  AMENDMENT  TO  PURCHASE  AND  SALE  AGREEMENT  between HI-PRO
PRODUCTION,  LLC,  as  Seller  ("Hi-Pro") and ROCKY MOUNTAIN GAS, INC., as Buyer
("RMG")  is  dated  effective  January  20,  2004.

     WITNESSETH,  that

     WHEREAS, the Parties entered into that certain Agreement for Purchase and Sale dated December 18, 2003, and did also enter into an Amendment thereto dated December 30, 2003; and

     WHEREAS, in light of certain issues involving the volume of gas production from Hi-Pro's properties, the Parties desire to enter into this Second Amendment.

     NOW,  THEREFORE,  it  is  agreed  by  and  between  the Parties as follows:

     1. Paragraph 2.1 of the Agreement for Purchase and Sale, as amended in its entirety by that certain Amendment dated December 30, 2003, shall be further amended to provide as follows:

          "The Purchase Price for the Gas Properties, subject to adjustment as provided in Section 2.2, shall be $6.8 million (the "Purchase Price"), of which the Buyer has made a down payment of $375,000, leaving a remaining Purchase Price to be paid at closing of $6,425,000, to consist of:

          (A)     Cash  at  closing  of  $4,625,000.

          (B)     Promissory  Note  in the principal sum of     $500,000, due in
                  30 days, without interest, to accrue interest after the due date at 10% per annum, secured by 166,667 shares of U.S. Energy Corp. common stock, said Promissory Note to be executed by the Buyer and U.S. Energy Corp.

          (C)     200,000  shares  of  U.S.  Energy  Corp.  stock.

          (D)     233,333  shares  of  unregistered  stock  of  Buyer.

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                  The remaining Purchase Price as adjusted pursuant to Section
                  2.2 is referred to in this Agreement as the "Adjusted Purchase Price".

     2. The entire remaining down payment previously paid into escrow pursuant to Paragraph 2.1.1 of the Agreement for Purchase and Sale shall forthwith be paid to the Seller by the First National Bank, Buffalo, Wyoming.

     3. Paragraph 2.1.3 shall be amended to apply to 200,000 shares of U.S. Energy common stock.

     4. The provisions of Paragraph 7.6 of the Agreement for Purchase and Sale shall be deleted.

     5. Except as amended by this Second Amendment, the Parties reaffirm their Agreement for Purchase and Sale dated December 18, 2003, as amended December 30, 2003.

     6. This Agreement may be signed in counterpart and exchanged via facsimile.

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     DATED  this  20th  day  of  January,  2003.



SELLER:                                     HI-PRO  PRODUCTION,  LLC


                                            BY: /s/ Steven R. Youngbauer
                                            STEVEN  R.  YOUNGBAUER  -  PRESIDENT



BUYER:                                      ROCKY  MOUNTAIN  GAS,  INC.


                                            BY: /s/ Mark Larsen
                                            MARK  LARSEN  -  PRESIDENT



                                            U.S.  ENERGY  CORP.


                                            BY: /s/ Keith Larsen
                                            KEITH  LARSEN  -  PRESIDENT